NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

LEVEL BEAUTY GROUP, INC.

the original of which was filed in this office on the 22nd day of June, 2015.

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IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 22nd day of June, 2015.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 6/22/2015 3:31:00 PM
Elaine F. Marshall
North Carolina Secretary of State

C2015 170 00175

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Level Beauty Group, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   Article 8. Provided that the corporation is not a public corporation at the time of the taking of such action, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted. A shareholder's consent to action taken without a meeting may be made by electronic mail or any other electronic form and delivered by electronic means. Prior notice of any action to be taken [CONTINUED ON EXHIBIT A]

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:
   not applicable

4. The date of adoption of each amendment was as follows: ______

5. (Check either a, b, c, or d, whichever is applicable)

   a.____The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
   b.____The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
   c.____The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.*)

   d. ✓ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT
Page 2

6. These articles will be effective upon filing, unless a delayed time and date is specified:
upon filing

This the 9th day of June, 20 15

Level Beauty Group, Inc.
Name of Corporation

Signature

Kenneth F. Kahn, Chief Executive Officer
Type or Print Name and Title

NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.

Exhibit A

Articles of Amendment to Articles of Incorporation
of
Level Beauty Group, Inc.

Article 8. (continued)

without a meeting by the shareholders, including without limitation fundamental corporate actions described in Articles 10, 11, 12 and 14 of Chapter 55 of the North Carolina General Statutes, shall not be required to be given to any shareholder.

Article 9. The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act," respectively, shall not be applicable to the corporation.